Filed pursuant to Rule 433
Dated April 19, 2023

Relating to
Preliminary Pricing Supplement No. 8,751 dated April 19, 2023 to
Registration Statement No. 333-250103
Global Medium-Term Notes, Series I
Fixed/Floating Rate Senior Notes Due 2029
Fixed/Floating Rate Senior Notes Due 2034

Fixed/Floating Rate Senior Notes Due 2029

Issuer:	Morgan Stanley
Principal Amount:	$2,750,000,000
Maturity Date:	April 20, 2029
Trade Date:	April 19, 2023
Original Issue Date (Settlement):	April 21, 2023 (T+2)
Interest Accrual Date:	April 21, 2023
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	$2,740,375,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding April 20, 2028
Floating Rate Period:	From and including April 20, 2028 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 5.164% per annum; during the Floating Rate Period, as described in the specific formula described in the below-referenced prospectus
Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the below-referenced prospectus). As further described in the below-referenced prospectus, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 1.590% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. Dollars
Interest Calculation:
As further described in the below-referenced prospectus, during the Floating Rate Period, the amount of interest accrued and payable on the Fixed/Floating Rate Senior Notes Due 2029 for each Interest Payment Period will be equal to the outstanding principal amount of the Fixed/Floating Rate Senior Notes Due 2029 multiplied by the product of: (a) the sum of the accrued interest compounding factor described in the below-referenced prospectus plus the Spread for the relevant Interest Payment Period, multiplied by (b) the quotient obtained by dividing the actual number of calendar days in such Interest Payment Period by 360.  Notwithstanding the foregoing, in no event will the interest rate payable for any Interest Payment Period be less than zero percent.

Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly.
With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including April 20, 2028 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2029, the redemption date for such Fixed/Floating Rate Senior Notes Due 2029) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2029, to but excluding the redemption date for such Fixed/Floating Rate Senior Notes Due 2029 (in each case, the final Interest Payment Period End-Date for such Fixed/Floating Rate Senior Notes Due 2029) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date

Interest Payment Period End- Dates:
With respect to the Floating Rate Period, the 20th of each January, April, July and October, commencing July 2028 and ending on the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2029, ending on the redemption date for such Fixed/Floating Rate Senior Notes Due 2029; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2029, the redemption date for such Fixed/Floating Rate Senior Notes Due 2029, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date (i.e., the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2029, the redemption date for such Fixed/Floating Rate Senior Notes Due 2029) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date

Interest Payment Dates:
With respect to the Fixed Rate Period, each April 20 and October 20, commencing October 20, 2023 to and including April 20, 2028; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2029, the redemption date for such Fixed/Floating Rate Senior Notes Due 2029. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after October 23, 2023 and prior to April 20, 2028, in whole at any time or in part from time to time, on at least 5 but not more than 30 days’ prior notice, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-Whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such Fixed/Floating Rate Senior Notes Due 2029 to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such Fixed/Floating Rate Senior Notes Due 2029 to be redeemed and (b) the present values of the scheduled payments of interest on such Fixed/Floating Rate Senior Notes Due 2029 to be redeemed that would have been payable from the date of redemption to April 20, 2028 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 25 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the Fixed/Floating Rate Senior Notes Due 2029 to be redeemed as if the Fixed/Floating Rate Senior Notes Due 2029 matured on April 20, 2028 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.
In addition, the Issuer may, at its option, redeem Fixed/Floating Rate Senior Notes Due 2029, (i) in whole but not in part, on April 20, 2028 or (ii) in whole at any time or in part from time to time, on or after March 20, 2029, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such Fixed/Floating Rate Senior Notes Due 2029 to but excluding the redemption date. For the avoidance of doubt, if Fixed/Floating Rate Senior Notes Due 2029 are redeemed in part, the determination of accrued and unpaid interest on such Fixed/Floating Rate Senior Notes Due 2029 (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on Fixed/Floating Rate Senior Notes Due 2029 that are not so redeemed. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus. If the Fixed/Floating Rate Senior Notes Due 2029 are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747Y FD2
ISIN:	US61747YFD22
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Positive / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the Fixed/Floating Rate Senior Notes Due 2029.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA and United Kingdom Retail Investors:	Applicable

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Fixed/Floating Rate Senior Notes Due 2029 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed/Floating Rate Senior Notes Due 2034

Issuer:	Morgan Stanley
Principal Amount:	$3,250,000,000
Maturity Date:	April 21, 2034
Trade Date:	April 19, 2023
Original Issue Date (Settlement):	April 21, 2023 (T+2)
Interest Accrual Date:	April 21, 2023
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.45%
All-in Price:	99.55%
Net Proceeds to Issuer:	$3,235,375,000

Fixed Rate Period:	From and including the Original Issue Date to but excluding April 21, 2033
Floating Rate Period:	From and including April 21, 2033 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 5.250% per annum; during the Floating Rate Period, as described in the specific formula described in the below-referenced prospectus
Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the below-referenced prospectus). As further described in the below-referenced prospectus, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 1.870% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. Dollars
Interest Calculation:
As further described in the below-referenced prospectus, during the Floating Rate Period, the amount of interest accrued and payable on the Fixed/Floating Rate Senior Notes Due 2034 for each Interest Payment Period will be equal to the outstanding principal amount of the Fixed/Floating Rate Senior Notes Due 2034 multiplied by the product of: (a) the sum of the accrued interest compounding factor described in the below-referenced prospectus plus the Spread for the relevant Interest Payment Period, multiplied by (b) the quotient obtained by dividing the actual number of calendar days in such Interest Payment Period by 360.  Notwithstanding the foregoing, in no event will the interest rate payable for any Interest Payment Period be less than zero percent.

Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly.
With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including April 21, 2033 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2034, the redemption date for such Fixed/Floating Rate Senior Notes Due 2034) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2034, to but excluding the redemption date for such Fixed/Floating Rate Senior Notes Due 2034 (in each case, the final Interest Payment Period End-Date for such Fixed/Floating Rate Senior Notes Due 2034) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date

Interest Payment Period End- Dates:
With respect to the Floating Rate Period, the 21st of each January, April, July and October, commencing July 2033 and ending on the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2034, ending on the redemption date for such Fixed/Floating Rate Senior Notes Due 2034; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2034, the redemption date for such Fixed/Floating Rate Senior Notes Due 2034, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date (i.e., the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2034, the redemption date for such Fixed/Floating Rate Senior Notes Due 2034) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date

Interest Payment Dates:
With respect to the Fixed Rate Period, each April 21 and October 21, commencing October 21, 2023 to and including April 21, 2033; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2034, the redemption date for such Fixed/Floating Rate Senior Notes Due 2034. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after October 23, 2023 and prior to April 21, 2033, in whole at any time or in part from time to time, on at least 5 but not more than 30 days’ prior notice, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-Whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such Fixed/Floating Rate Senior Notes Due 2034 to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such Fixed/Floating Rate Senior Notes Due 2034 to be redeemed and (b) the present values of the scheduled payments of interest on such Fixed/Floating Rate Senior Notes Due 2034 to be redeemed that would have been payable from the date of redemption to April 21, 2033 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 25 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the Fixed/Floating Rate Senior Notes Due 2034 to be redeemed as if the Fixed/Floating Rate Senior Notes Due 2034 matured on April 21, 2033 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.
In addition, the Issuer may, at its option, redeem Fixed/Floating Rate Senior Notes Due 2034, (i) in whole but not in part, on April 21, 2033 or (ii) in whole at any time or in part from time to time, on or after January 21, 2034, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such Fixed/Floating Rate Senior Notes Due 2034 to but excluding the redemption date. For the avoidance of doubt, if Fixed/Floating Rate Senior Notes Due 2034 are redeemed in part, the determination of accrued and unpaid interest on such Fixed/Floating Rate Senior Notes Due 2034 (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on Fixed/Floating Rate Senior Notes Due 2034 that are not so redeemed. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus. If the Fixed/Floating Rate Senior Notes Due 2034 are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747Y FE0
ISIN:	US61747YFE05
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Positive / Stable)

Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the Fixed/Floating Rate Senior Notes Due 2034.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA and United Kingdom Retail Investors:	Applicable

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Fixed/Floating Rate Senior Notes Due 2034 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.
Preliminary Pricing Supplement No. 8,751 dated April 19, 2023
Prospectus Supplement dated November 16, 2020
Prospectus dated November 16, 2020

No EEA PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

No UK PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the United Kingdom.